Exhibit 4.1

AMENDED AND RESTATED SUBSCRIPTION AGREEMENT

Arcimoto, Inc.

2034 West 2nd Avenue

Eugene, Oregon 97402

Ladies and Gentlemen:

WHEREAS, the Company and Investor originally entered into a subscription agreement (“Original Subscription Agreement”) dated December 27, 2018 with respect to Investor’s purchase of common stock and a note, with warrant coverage.

WHEREAS, the Company and the Investor desire to amend the Original Subscription Agreement by entering into this Subscription Agreement (defined below) and a convertible promissory note (“Convertible Note”).

WHEREAS, this Subscription Agreement hereby amends, restates and replaces the Original Subscription Agreement.

The undersigned (the “Investor”) hereby confirms its agreement with Arcimoto, Inc., an Oregon corporation (the “Company”), as follows:

1. This Subscription Agreement, including the Terms and Conditions for Purchase of Securities attached hereto as Annex A (collectively, this “Subscription Agreement”) is made as of the date set forth below between the Company and the Investor for the Investor’s purchase of shares of the Company’s common stock and a note, with warrant coverage, for an aggregate purchase price of $4.5 million (the “Aggregate Purchase Price”) and an additional purchase price of $500 thousand as set forth below.

2. Shares – The Company has authorized the sale and issuance to the Investor of 500,000 authorized and unissued shares (the “Shares”) of its common stock, no par value per share. The Investor will receive Shares at an offering price equal to $3.00 per share for an aggregate purchase price of $1.5 million (the “Share Purchase Price”).

3. Warrant – The Company has authorized the sale and issuance to the Investor of a warrant (the “Warrant”) to purchase 942,857 authorized and unissued Shares. The warrant exercise price shall be equal to $3.50 per share for an aggregate exercise price of $3.3 million (the “Warrant Exercise Price”). The exercise period for the Warrant shall be three (3) years from the Closing Date (as defined in Section 3.1 of Annex A) (the “Exercise Period”). The Warrant shall be in the form attached hereto as Exhibit A.

4. Notes.

(a) $3,000,000 Note.

(i) The Company authorized the sale and issuance to the Investor of a note (the “Note”) in the aggregate amount of $3.0 million (the “Note Purchase Price”). In exchange for the Note Purchase Price paid by the Investor, the Company will sell and issue to the Investor the Note. Starting on the Closing Date, the Note shall accrue non-compounding interest on its unpaid principal balance at ten (10%) percent per annum. The Company shall pay to the Investor a minimum of one (1) year of interest. The Company shall pay the unpaid principal amount and accrued interest under the Note on the earlier of: (a) the Maturity Date; or (b) the Company’s Prepayment to the Investor, prior to the Maturity Date, of the full amount of principal and accrued interest on the Note.

(ii) As long as there is no existing Event of Default, the Company shall have the option to extend the Maturity Date to eighteen (18) months after the Closing Date by providing Investor with: (i) written notice within twelve (12) months of the Closing Date of Company’s intention to extend the Maturity Date and (ii) payment of Three Hundred Thousand Dollars ($300,000) as an additional fee (the “Maturity Date Extension Option”). Other than through the exercise of the Maturity Date Extension Option, the Company and Investor may only adjust or extend the Maturity Date by written agreement.

(iii) The Note shall be substantially in the form attached hereto as Exhibit B, and secured by all of the Company’s assets pursuant to the terms of a security agreement in the form attached hereto as Exhibit C (the “Security Agreement”), an intellectual property security agreement in the form attached hereto as Exhibit D (the “IP Security Agreement”), and a collateral assignment of lease agreement in the form attached hereto as Exhibit E (the “Lease Collateral Assignment”).

(b) $500,000 Note.

(i) The Company authorized the sale and issuance to the Investor of a Convertible Note in the aggregate amount of $500 thousand (the “Convertible Note Purchase Price”). In exchange for the Convertible Note Purchase Price paid by the Investor, the Company will sell and issue to the Investor the Convertible Note. Starting on the Second Closing Date, the Convertible Note shall accrue interest, compounded monthly, on its unpaid principal balance at ten (10%) percent per annum until the earlier of (a) one (1) year from the Second Closing Date (“Second Maturity Date”) or (b) the conversion, solely at Investor’s option, of the principal and accrued interest of the Convertible Note into the Company’s common stock at a conversion price per share of $4.25.

(ii) The Note shall be substantially in the form attached hereto as Exhibit F, and secured by all of the Company’s assets pursuant to the terms of the Security Agreement, IP Security Agreement and Lease Collateral Assignment.

5. Seniority – Notwithstanding any provision in this Subscription Agreement to the contrary, the indebtedness evidenced by the Note and Convertible Note shall be senior in all respects to the liens, terms, covenants and conditions of all existing debt, except for the Permitted Senior Obligations. To the extent of any conflict or inconsistency between the other terms of this Subscription Agreement and this Section 5, the provisions of this Section 5 shall control. The Investor’s rights and remedies under this Subscription Agreement, the Note, the Convertible Note, the Security Agreement, the IP Security Agreement and the Lease Collateral Assignment shall be senior to the rights and remedies of any other lender except for the Permitted Senior Obligations.

6. Use of Proceeds – The proceeds from the sale and issuance of the Note, Convertible Note and the Warrant shall be used: (a) to provide working capital and funds for capital expenditures and general corporate purposes for the Company; and (b) to pay liabilities, fees, costs and expenses, including those incurred in the execution and delivery of this Subscription Agreement and the Other Investor Agreements.

7. Payment and Prepayment of the Note and Payment of the Convertible Note.

(a) $3,000,000 Note.

(i) Principal and Interest Payments.

A. Prepayment. Principal and interest on the Note may be prepaid in whole or in part at any time prior to the Maturity Date at the election of the Company (a “Prepayment”) upon at least two (2) days’ prior written Notice to the Investor. Full or partial Prepayments shall be allowed without any prepayment fee or penalty provided that by the time that the Note is paid in full, the Company shall have paid to the Investor a minimum interest payment of one (1) year’s interest.

B. Principal and interest on the Note shall be due and payable as follows:

(1) Outstanding principal shall be due and payable on the Maturity Date, unless the Company has made a Prepayment of the full amount of principal and accrued interest on the Note to the Investor.

(2) Accrued interest (minimum of one (1) year’s interest) shall be due and payable in arrears on the Maturity Date, unless the Company has made a Prepayment of the full amount of principal and accrued interest on the Note. Notwithstanding any provision to the contrary in this Subscription Agreement or any of the Other Investor Agreements, the Company shall not be required to pay, and the Investor shall not be permitted to contract for, take, reserve, charge or receive, any compensation that constitutes interest under applicable law in excess of the maximum amount of interest permitted by law.

C. In the event the Company has made a partial Prepayment to the Investor, the amount of principal and interest (minimum of one year’s interest) on the Note due to the Investor on the Maturity Date shall be offset by any Prepayment amount.

(b) $500,000 Note.

(i) Principal and Interest Payments.

A. Principal and interest on the Convertible Note shall be due and payable as follows, unless the Investor has exercised its Conversion Option (defined below):

(1) Outstanding principal shall be due and payable on the Second Maturity Date.

(2) Accrued interest shall be due and payable in arrears on the Second Maturity Date. Notwithstanding any provision to the contrary in this Subscription Agreement or any of the Other Investor Agreements, the Company shall not be required to pay, and the Investor shall not be permitted to contract for, take, reserve, charge or receive, any compensation that constitutes interest under applicable law in excess of the maximum amount of interest permitted by law.

(ii) Conversion of Convertible Note.

A. Conversion Rate and Price. The Convertible Note may be converted, at the sole election of the Investor, into the number of shares of common stock of the Company as determined by dividing the principal amount of the Convertible Note plus accrued interest by $4.25 (“Conversion Shares”).

B. Conversion Event. The Convertible Note may be converted, at the option of the Investor into Conversion Shares (“Conversion Option”) upon providing written notice to the Company that Investor elects to exercise its Conversion Option.

C. Financing Agreements. Investor acknowledges that the conversion of the Convertible Note into common stock pursuant to Section 7(b) may require such Investor’s execution of certain agreements relating to the purchase and sale of the common stock, as well as registration rights, (collectively, the “Financing Agreements”). Investor agrees to execute all of the Financing Agreements in connection with Investor’s exercise of the Conversion Option.

(c) Direct Payment. The Company will pay all sums becoming due hereunder on the Note and Convertible Note to the Investor by same day wire transfer of immediately available lawful money of the United States of America to an account designated in writing by the Investor to Company. All payments by the Company shall be made without offset, counterclaim, or deduction of any kind.

(d) Payments Payable on Business Days. Payments of all amounts due hereunder, under the Note or Convertible Note shall be made on a Business Day. Any payment due on a day that is not a Business Day shall be made on the immediately preceding Business Day, together with all interest (if any) accrued to and including such preceding Business Day.

8. Form of Note and Convertible Note; Replacement.

(a) Form of Note. The Note will be substantially in the form attached hereto as Exhibit B, in each case appropriately completed to show the name of the Investor and the principal amount of the Note.

(b) Form of Convertible Note. The Convertible Note will be substantially in the form attached hereto as Exhibit F.

(c) Replacement of Note or Convertible Note. Upon receipt of evidence satisfactory to the Company of the loss, theft, mutilation, or destruction of the Note or Convertible Note and, in the case of mutilation, upon surrender and cancellation of such mutilated Note or Convertible Note, the Company, without charge to the Investor, will make and deliver a new note of like tenor in lieu of such lost, stolen, destroyed or mutilated Note or Convertible Note. The affidavit of an authorized officer of the Investor setting forth the fact of loss, theft or destruction of the Note or Convertible Note shall be accepted as satisfactory evidence thereof, and no further indemnity shall be required as a condition to the execution and delivery of a new Note or Convertible Note, as applicable. In the event the Note or Convertible Note is replaced under this Section 8, any reference in this Subscription Agreement to the “Note” or “Convertible Note” shall apply equally to the replacement note, as applicable.

(d) Withdrawals. Except as provided in this Subscription Agreement, the Investor may not request redemption of the Note or Convertible Note, or demand any return of capital from the Company.

9. The offering and sale of the Shares and Warrant (the “Offering”) are being made pursuant to (i) an effective Registration Statement on Form S-3, File No. 333-227683 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “SEC”) (including the prospectus contained therein) and (2) a prospectus supplement dated December 2018, and any other prospectus supplement we may file with the SEC, containing certain supplemental information regarding the Shares, Warrant and Note and terms of the Offering that has been or will be filed with the SEC and made available to the Investor; provided, however, that the Company has no intention to list the Warrant or Note on an exchange or any trading market and does not expect a trading market to develop for the Warrant or Note. The Note is being issued pursuant to an exemption from registration under Section 4(a)(2) of the Securities Act of 1933, as amended.

10. The Company and the Investor agree that (a) at the Closing (as defined in Section 3(a)(ii) of Annex A), the Investor will purchase from the Company and the Company will issue and sell to the Investor the Shares, Warrant and Note for the Aggregate Purchase Price and (b) at the Second Closing (as defined in Section 3(a)(iv) of Annex A), the Investor will purchase from the Company and the Company will issue and sell to the Investor the Convertible Note. The Shares, Warrant, Note and Convertible Note shall be purchased pursuant to the Terms and Conditions for Purchase of Securities attached hereto as Annex A and incorporated herein by this reference as if fully set forth herein. The Investor acknowledges that the Offering is not being underwritten by any placement agent and that there is no minimum offering amount.

11. The Shares purchased by the Investor and all shares issued pursuant to exercise of the Warrant and/or Conversion Option, if any, will be registered directly on the Company’s records in book-entry form through the facilities of The Depository Trust Company’s Direct Registration System (DRS) in accordance with the instructions set forth on the signature page attached hereto.

UPON THE CLOSING, THE INVESTOR SHALL REMIT BY WIRE TRANSFER THE AMOUNT OF FUNDS EQUAL TO THE AGGREGATE PURCHASE PRICE TO THE ACCOUNT PREVIOUSLY PROVIDED TO THE INVESTOR BY THE COMPANY.

UPON THE SECOND CLOSING, THE INVESTOR SHALL REMIT BY WIRE TRANSFER THE AMOUNT OF FUNDS EQUAL TO THE CONVERTIBLE NOTE PURCHASE PRICE TO THE ACCOUNT PREVIOUSLY PROVIDED TO THE INVESTOR BY THE COMPANY.

12. The Investor represents that (a) it has had no position, office or other material relationship within the past three years with the Company or persons known to it to be affiliates of the Company, (b) it is not a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”) or an Associated Person (as such term is defined under the FINRA’s NASD Membership and Registration Rules Section 1011) as of the Closing, and (c) neither the Investor nor any group of Investors (as identified in a public filing made with the SEC) of which the Investor is a part in connection with the Offering, acquired, or obtained the right to acquire, 20% or more of the Company’s common stock (or securities convertible into or exercisable for common stock) or the voting power of the Company on a post-transaction basis.

13. The Investor represents that it has had access to (i) the prospectus, dated October 17, 2018, which is a part of the Company’s Registration Statement, and the documents incorporated by reference therein, (ii) the prospectus supplement dated December 2018, and the documents incorporated by reference therein, and (iii) any additional prospectus supplement the Company has filed in connection with the Offering with the SEC (collectively, the “Disclosure Package”), prior to or in connection with the receipt of this Subscription Agreement.

14. The Investor acknowledges that it has received such information, as it deems necessary in order to make an investment decision with respect to the Shares, Warrant, Note and Convertible Note. The Investor understands that it and its professional advisor(s), if any, have the right to ask questions of and receive answers from the Company and its officers and directors, and to obtain such information concerning the terms and conditions of the offering of the Shares, Warrant, Note and Convertible Note to the extent that the Company possesses the same or could acquire it without unreasonable effort or expense, as the Investor, and its professional advisor(s) deem necessary to verify the accuracy of the information referred to in the Disclosure Package pursuant to which the Shares, Warrant, Note and Convertible Note are being offered. The Investor represents and agrees that it and its professional advisor(s), if any, have asked such questions, received such answers and obtained such information as the Investor and its professional advisor(s), if any, deem necessary to verify the accuracy (a) of the information referred to in the Disclosure Package and (b) of any other information that the Investor and its professional advisor(s), if any, deem relevant to making an investment decision with respect to the Shares, Warrant, Note and Convertible Note.

15. The Investor acknowledges that ROTH Capital Partners (“ROTH”) has acted as a financial advisor for the Company and Investor in connection with the issuance of the Shares, Warrant and Note and consents to ROTH’s actions in this regard and hereby waives any and all claims, actions, liabilities, damages or demands it may have against ROTH in connection with any alleged conflict of interest arising from ROTH’s engagement as financial advisor.

16. Assignment – Neither party may assign any of its rights or delegate any of its obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld, conditioned, or delayed.

17. Definitions – Capitalized words not otherwise defined in this Subscription Agreement will have the meanings set forth in this Section 17:

(a) “Aggregate Purchase Price” has the meaning ascribed to it in Section 1.

(b) “Amendment Legal Fees” has the meaning ascribed to it in Section 16 of Annex A.

(c) “Business Day” means each day of the week except Saturdays, Sundays, and days on which banking institutions are authorized by law to close in Oregon.

(d) “Closing” has the meaning ascribed to it in Section 3(a)(ii) of Annex A.

(e) “Closing Date” has the meaning ascribed to it in Section 3(a)(iii) of Annex A.

(f) “Closing Fees” has the meaning ascribed to it in Section 16 of Annex A.

(g) “Conversion Option” has the meaning ascribed to it in Section 7(b)(ii)B.

(h) “Conversion Shares” has the meaning ascribed to it in Section 7(b)(ii)A.

(i) “Convertible Note” has the meaning ascribed to it in the recitals hereto.

(j) “Convertible Note Purchase Price” has the meaning ascribed to it in Section 4(b)(i).

(k) “Disclosure Package” has the meaning ascribed to it in Section 13.

(l) “Due Diligence Fees” has the meaning ascribed to it in Section 16 of Annex A.

(m) “Economic Default” has the meaning ascribed to it in Section 4(a)(i) of Annex A.

(n) “Event of Default” has the meaning ascribed to it in Section 4(a) of Annex A.

(o) “Exercise Period” has the meaning ascribed to it in Section 3.

(p) “Financing Agreement” has the meaning ascribed to it in Section 7(b)(ii)C.

(q) “Florida Keys” has the meaning ascribed to it in Section 6(l) of Annex A.

(r) “Governmental Authority” means the government of any nation or any political subdivision thereof, whether at the national, state, territorial, provincial, municipal or any other level, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of, or pertaining to, government (including any supra-national bodies such as the European Union or the European Central Bank).

(s) “Intellectual Property” means any and all of the following in any jurisdiction throughout the world: (i) trademarks and service marks, including all applications and registrations and the goodwill connected with the use of and symbolized by the foregoing; (ii) copyrights, including all applications and registrations related to the foregoing; (iii) trade secrets and confidential know-how; (iv) patents and patent applications; (v) internet domain name registrations; and (vi) other intellectual property and related proprietary rights, interests and protections

(t) “IP Security Agreement” has the meaning ascribed to it in Section 4(a)(iii).

(u) “Lease Collateral Assignment” has the meaning ascribed to it in Section 4(a)(iii).

(v) “Legal Fees” has the meaning ascribed to it in Section 16 of Annex A.

(w) "Material Adverse Effect" means a material adverse effect on (a) the business, assets, properties, liabilities (actual or contingent), operations, or condition (financial or otherwise) of the Company, (b) the validity or enforceability of the Subscription Agreement or the Other Investor Agreements, (c) the perfection or priority of any lien purported to be created by any collateral document, (d) the rights or remedies of the Investor under the Subscription Agreement or the Other Investor Agreement or (e) the ability of the Company to perform any of its material obligations under the Subscription Agreement or the Other Investor Agreements.

(x) “Maturity Date” means twelve (12) months from the Closing Date unless the Company elects the Maturity Date Extension Option pursuant to Section 4(b), in which case the Maturity Date shall mean eighteen (18) months from the Closing Date.

(y) “Maturity Date Extension Option” has the meaning attributed to it in Section 4(a)(ii).

(z) “Non-Economic Default” has the meaning attributed to it in Section 4(a)(ii).

(aa) “Note” has the meaning attributed to it in Section 4(a)(i).

(bb) “Note Purchase Price” has the meaning ascribed to it in Section 4(a)(i).

(cc) “Notice” has the meaning attributed to it in Section 8 of Annex A.

(dd) “Offering” has the meaning ascribed to it in Section 9.

(ee) “Original Subscription Agreement” has the meaning ascribed to it in the recitals hereto.

(ff) “Other Investor Agreements” means the Note, the Convertible Note, the Security Agreement, the IP Security Agreement, the Warrant, the Lease Collateral Assignment and all other agreements, instruments and documents (including, without limitation, notes, guarantees, powers of attorney, consents, assignments, contracts, notices, subordination agreements and all other written matter), and all renewals, modifications and extensions thereof, whether heretofore, now or hereafter executed by or on behalf of the Company, any guarantor or any other Person and delivered to and for the benefit of the Investor.

(gg) “Permitted Senior Obligations” means : means the obligations of the Company to the companies listed below, as secured by UCC Financing Statements listed below filed on the dates listed below:

Secured Party	UCC Number	Date Filed
HYG Financial Services, Inc. (Lessor)	91396133	12/7/2017
Intech Funding Corp	91429051	1/11/2018
Crestmark Equipment Finance, Inc.	91457717	2/13/2018
m2 Lease Funds LLC (Seller)	91464987	2/21/2018
Midland States Bank (Lessor)	91491268	3/20/2018
PNC Equipment Finance, LLC	91503323	3/30/2018
International Financial Services Corporation	91514613	4/11/2018
International Financial Services Corporation	91514620	4/11/2018
Sumitomo Mitsui Finance & Leasing Co., Ltd.	91547292	5/14/2018
Bryn Mawr Equipment Finance, INC. (Lessor)	91564120	5/30/2018
Sumitimo Mitsui Finance & Leasing CO., Ltd.	91580426	6/18/2018
Bank of the West	91709514	10/29/2018
Bank of the West	91803271	2/14/2019

(hh) “Person” means any individual, sole proprietorship, corporation, business trust, unincorporated organization, association, limited liability company, partnership, joint venture, governmental authority (whether a national, federal, state, county, municipality or otherwise, and shall include without limitation any instrumentality, division, agency, body or department thereof), or other entity.

(ii) “Prepayment” has the meaning attributed to it in Section 7(a)(1)A.

(jj)  “Registration Statement” has the meaning ascribed to it in Section 9.

(kk) “ROTH” has the meaning ascribed to it in Section 15.

(ll) “Second Closing” has the meaning ascribed to it in Section 3(a)(iv) of Annex A.

(mm) “Second Closing Date” has the meaning ascribed to it in Section 3(a)(v) of Annex A.

(nn) “Second Maturity Date” has the meaning ascribed to it in Section 4(b)(i).

(oo) “Security Agreement” has the meaning attributed to it in Section 4(a)(iii).

(pp) “Shares” has the meaning attributed to it in Section 2.

(qq) “Share Purchase Price” has the meaning ascribed to it in Section 2.

(rr) “Share Transfer Date” has the meaning ascribed to it in Section 3(a)(i) of Annex A.

(ss) “Subscription Agreement” has the meaning ascribed to it in Section 1.

(tt) “Transfer Agent” has the meaning ascribed to it in Section 3(a)(i) of Annex A.

(uu) “Warrant” has the meaning ascribed to it in Section 3.

(vv) “Warrant Exercise Price” has the meaning ascribed to it in Section 3.

[SIGNATURE PAGE FOLLOWS]

Number of Shares:	500,000
Warrant:	942,857 shares
Note Amount:	$3,000,000
Aggregate Purchase Price:	$4,500,000

DRS ELECTRONIC BOOK ENTRY CONFIRMATION Delivery Instructions:

Name in which Shares should be issued: FOD Capital, LLC

Tax ID Number for the Investor, if applicable: ______________________

DRS Account Number for the Investor, if applicable: ______________________

Address for Shareholder Communications:

Street: 7009 Shrimp Road, Suite #4

City/State/Zip: Key West, FL 33040________________________________

Attention: Michael T. Raymond, Manager

Telephone No.: (248)433-7273

Please confirm that the foregoing correctly sets forth the agreement between us by signing in the space provided below for that purpose.

Dated as of: September 12, 2019

INVESTOR: FOD Capital, LLC

By:

Print Name:	Michael T. Raymond

Title:	Manager

Agreed and Accepted
this 12th day of September, 2019:

ARCIMOTO, INC.

By:
	Name:	Mark Frohnmayer
	Title:	CEO

Signature Page to Subscription Agreement